EXHIBIT 23.13

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-61895 and Form S-8 No. 333-55970) of our report dated February 4, 2003, with respect to the financial statements of Renaissance Investment Company Ltd included in the Annual Report (Form 10K) for 2003 of Ampal –American Israel Corporation.

Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

March 28, 2004